EXHIBIT 5.1

February 26, 2002

United Auto Group, Inc.
13400 Outer Drive West, Suite B-36
Detroit, Michigan 48239

Ladies and Gentlemen:

     We have represented United Auto Group, Inc., a Delaware corporation (“the Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 6,900,000 shares of the Company’s Voting Common Stock, par value $.0001 per share (the “Common Stock”).

     Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that when the Registration Statement has become effective and the Company has approved the amount of Common Stock to be sold and the sales price of such Common Stock, the Common Stock covered by the Registration Statement will have been duly authorized and, when issued and sold by the Company as described in the Registration Statement and in the manner set forth in the Underwriting Agreement referred to in the Registration Statement, in the amount approved by the Company, against payment therefore, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission under the Securities Act.

Very truly yours,

/s/ Honigman Miller Schwartz and Cohn LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP